Exhibit 15.1

Awareness of Independent Registered

Public Accounting Firm

We acknowledge the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Simmons First National Corporation of our report dated May 9, 2014, included with the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and our report dated August 11, 2014, included with the Quarterly Report on Form 10-Q for the quarter ended June 30, 2014. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.

/s/BKD, LLP

Pine Bluff, Arkansas

September 11, 2014